Exhibit 10.1
May 1, 2008
Mr. Jon I. Klippel
70 Shannon Hill Road
Basking Ridge, NJ 07920
Dear Jon:
This letter will confirm our discussion about your separation from employment with Electro-Optical Sciences, Inc. (the “Company”) on mutually agreeable terms as set forth below. You and the Company agree that this letter agreement (this “Agreement”) represents the full and complete agreement concerning your separation from employment with the Company.
1.	Separation: Your employment with the Company will be terminated effective May 1, 2008 (the “Separation Date”).

2.	Separation Payment: Provided you execute and do not revoke this Agreement, the Company agrees to pay you a separation amount of $70,000, less all applicable withholdings (the “Separation Payment”). You acknowledge and agree that the Company had no previous contractual obligation to pay you this amount. The Company will pay the Separation Payment to you as continued salary consistent with the Company’s regular payroll policies, commencing on the Company’s next regular payroll following the eighth day after you execute and deliver the Agreement.

3.	Outplacement Services: EOS will provide you with $5,000 worth of outplacement services at the outplacement provider of your choice. It is further agreed that any unused balance of the $5,000 not used for outplacement services will be paid to you in the form of separation payments as outlined in 2 above.

4.	Vacation Payment: In addition to the Separation Payment set forth in Paragraph 2, the Company will pay you for accrued but unused vacation time which was calculated as of your last day of employment and which will be paid to you on May 15, 2008.

5.	Employee Benefits: Your employee benefits will terminate effective May 31, 2008. Under the provisions of the Consolidated Omnibus Reconciliation Act of 1985

Mr. Jon I. Klippel
May 1, 2008

(“COBRA”), as amended, and the requirements and limitations thereof, you may be entitled to certain rights. Those rights are outlined in the attached COBRA letter.

6.	Acknowledgment: You acknowledge and agree that other than as specifically set forth in this Agreement, you will not be due any other compensation, including, but not limited to, compensation for unpaid salary, unpaid bonus, severance, or accrued or unused vacation time or vacation pay, after the Termination Date.

7.	Stock Option: You and EOS acknowledge and agree that: (i) pursuant to that certain Standard Form Incentive Stock Option Agreements dated as of December 17, 2004 (the “2004 Option Agreement”), and the stock option granted there under to purchase up to 45,000 shares of common stock, par value $0.001 per share, of EOS (the “2004 Option Shares,” which number of shares reflects the 2-for-1 reverse stock split declared by EOS in connection with its initial public offering) is exercisable at a per share exercise price of $0.46 (which exercise price reflects the 2-for-1 reverse stock split declared by EOS in connection with its initial public offering) in its entirety as of the Separation Date and shall remain exercisable for ninety (90) days following the Separation Date in accordance with the terms of the 2004 Option Agreement; and (ii) the 2004 Option Shares have been included in and were covered under the Registration Statement on Form S-8 that EOS filed with the Securities and Exchange Commission on July 31, 2006 with respect to shares of EOS common stock authorized for issuance pursuant to EOS’ stock option plans.

In addition, you and EOS acknowledge and agree that: (i) pursuant to the Standard Form Incentive Stock Option Agreements dated as of May 22, 2006 (the “2006 Option Agreement”), and the stock option granted there under to purchase up to 5,000 shares of common stock, par value $0.001 per share, of EOS (the “2006 Option Shares”), all of the 2006 Option Shares were subject to performance-based vesting; and (ii) since none of the milestones required for vesting of the 2006 Option Shares were achieved prior to the Separation Date, you have forfeited your right to acquire all or any portion of the 2006 Option Shares.

If you plan to exercise the option granted to you pursuant to the 2004 Option Agreement, a completed stock option exercise form (enclosed) and a check for the appropriate amount must be received by EOS prior to July 29, 2008.

8.	Company Property; Confidential Information: You agree that on or before the Separation Date you will have: (i) returned all personal property provided to you by EOS in connection with the performance of your duties as an employee of EOS, including, without limitation, all keys, card keys, identification cards and credit cards, and all other property of EOS in your possession; and (ii) as requested by EOS, returned all materials containing confidential information including, without limitation, all confidential information as defined in the Standard Confidentiality Agreement between you and EOS

Mr. Jon I. Klippel
May 1, 2008

(the “Confidentiality Agreement”) and all memoranda, books, papers, letters, customer lists, processes, and computers. You further agree that pursuant to your Confidentiality Agreement you will continue to owe certain obligations regarding confidentiality that precludes your use of the Company’s confidential information (including, without limitation, information that would be material nonpublic information for federal securities law purposes) for personal gain.

9.	Insider Trading Policy: You agree that you are deemed to be an “Insider” for purposes of the Company’s Insider Trading Policy because of the nature of your responsibilities as an employee of the Company. You agree, as provided for in the Insider Trading Policy, the Insider Trading Policy continues to apply to transactions in Company securities by Insiders even after such persons have terminated employment with or service to the Company. If an Insider is in possession of material nonpublic information, then upon such termination, such person may not trade in Company securities until that information has become public or is no longer material.

In addition to the Company’s Insider Trading Policy, we remind you that you are subject to federal securities laws regarding insider trading without regard to your employment status.

10.	Release: In consideration of the payments and benefits set forth in this Agreement, you voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates and parents, together with each of those entities’ respective officers, directors, shareholders, employees, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which you now have or in the future may have against them. This release includes, but is not limited to, any rights or claims relating in any way to your employment relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, the New York City Human Rights Law, and the Employee Retirement Income Security Act of 1974, all as amended, and any other federal, state or local law. This release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, bonuses, vacation, pension benefits, 401(k) Plan benefits, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion,

Mr. Jon I. Klippel
May 1, 2008

sexual orientation, creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, marital status, gender identity, genetics, military status, harassment or any other basis prohibited by law.

11.	No Claims Filed: As a condition of the Company entering into this Agreement, you represent that you have not filed with any government agency or court any claim against the Releasees relating to your employment, your separation from employment, or otherwise. You understand that by signing this Agreement, you waive your right to any monetary recovery in connection with any local, state or federal government agency proceeding and you waive your right to file a claim seeking monetary damages in any court. This Agreement does not (i) prohibit or restrict you from responding to or otherwise cooperating with any request by the EEOC or any other government authority with responsibility for the administration of discriminatory employment practices, or (ii) require you to notify the Company of such communications or inquiry; provided, however, you agree not to accept any monetary settlement in connection with such an inquiry from the EEOC or such other governmental authority.

12.	Cooperation: In further consideration of the payments and benefits set forth in this Agreement, you voluntarily agree to cooperate with the Company concerning any of the work you performed on its behalf through the period you receive the Separation Payment. You agree, without limitation, that you will meet with the Company’s employees at reasonable times and on reasonable notice in order to comply with this Paragraph.

13.	No Admission of Wrongdoing: By entering into this Agreement, neither you nor the Company, nor any of the Company’s parents or affiliates, nor any of their respective directors, officers or employees, admit any wrongdoing or violation of any law.

14.	Confidentiality: You and the Company agree that the terms of this Agreement are CONFIDENTIAL. You and the Company therefore agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than to your lawyers, financial advisors or your immediate family members, as necessary to administer this Agreement, to enforce this Agreement, or to respond to a valid subpoena or other legal process. If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell them that they must keep them confidential as well.

Mr. Jon I. Klippel
May 1, 2008

15.	Non-Compete: By executing this agreement you specifically agree that for a period of 2 years after May 1st 2008, you will not provide services related to early melanoma detection, directly or indirectly, either as proprietor, partner, officer, employee, consultant, independent contractor or otherwise, any person or entity.

16.	No Negative Statements: You agree not to make, or cause to be made, any negative or disparaging statements about, or to intentionally do anything that damages, the Company, or its Releasees, or their respective services, reputation, financial status, business relationships, directors, officers or employees. The Company shall use commercially reasonable efforts to cause all executive officers of the Company and the Company’s Manager, Human Resources not to make, or cause to be made, any negative or disparaging statements about, or to intentionally do anything that damages, you or your respective services, reputation, financial status or business relationships.

17.	Breach of this Agreement: You promise to abide by the terms and conditions in this Agreement, and understand that if you do not, the Company shall be entitled to attorneys’ fees and any other damages incurred due to such breach, except that this provision will not apply if you file a lawsuit challenging the validity of this Agreement.

18.	Changes to the Agreement: This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.

19.	Governing Law: This Agreement shall be governed by the laws of New York State, without regard to New York’s law of conflicts.

20.	Entire Agreement: This Agreement constitutes the entire agreement between you and the Company and supersedes all other agreements between you and the Company.

21.	Waiver: By signing this Agreement, you acknowledge that
(i)	You have carefully read and understand this Agreement;

(ii)	you have been given twenty-one (21) days to consider your rights and obligations under this Agreement and to consult with an attorney about both;

(iii)	the Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

(iv)	you understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;

(v)	you have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

Mr. Jon I. Klippel
May 1, 2008

(vi)	you acknowledge and agree that the payments and benefits set forth in Paragraphs 2, 3 and 4 of this Agreement are contingent on your execution of this Agreement, which releases all of your claims against the Company, and you KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company and its parents, subsidiaries, affiliates, shareholders officers, directors, or employees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;

(vii)	you have seven (7) days after you sign this Agreement to revoke it by notifying the Company in writing. The Agreement will not become effective or enforceable until the seven (7) day revocation period has expired;

(viii)	this Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.); and

(ix)	this Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is seven (7) days after you sign it, provided that you do not exercise your right to revoke this Agreement.
22.	Return of Signed Agreement: You should return the signed Agreement to me no later than May 22, 2008.

Sincerely,
/s/ Richard I. Steinhart
Richard I. Steinhart
Vice President and CFO

Read, Accepted and Agreed to:

/s/ Jon I. Klippel
Jon I. Klippel

Dated:	May 1, 2008